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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT: LARRY T. LAKIN
         Chief Financial Officer
         (248) 712-7007

FRANK'S NURSERY & CRAFTS ANNOUNCES BANKRUPTCY COURT CONFIRMATION OF THE COMPANY'S SECOND AMENDED PLAN OF REORGANIZATION

Troy, Michigan, May 8, 2002 - Frank's Nursery & Crafts, Inc. and FNC Holdings Inc. collectively, (the "Company") announced today that, at their confirmation hearing held on May 7, 2002 (the "Confirmation Date"), the U.S. Bankruptcy Court for the District of Maryland, Baltimore Division (the "Court") confirmed the Company's Second Amended Joint Plan of Reorganization (the "Plan"). A complete copy of the Plan will be filed by the Company with the Securities and Exchange Commission as an Exhibit to the Form 8-K on or before May 22, 2002.

The Plan sets forth the treatment for prepetition creditors and equity holders. The Plan provides for issuance of the common stock of the reorganized company, Frank's Nursery & Crafts, Inc., in settlement of the claims of the unsecured creditors entitled to receive such distribution under the Plan. The unsecured creditors approved the Plan with 98% of the amount of claims voted, voting favorably for approval of the Plan. Settlements were reached with all of the Company's mortgagees, which are detailed in the Plan. Current equity holders will receive warrants to purchase shares representing 3% of the reorganized Company for a premium of 20% over the ascribed value of $1.15 per share. Their currently outstanding common stock will be cancelled.

The Effective Date of the Plan will be the date on which all of the conditions precedent to the Effective Date, as described in the Plan, have been met. While there can be no assurances, the Company anticipates that the Effective Date will occur on May 20, 2002.
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Frank's Nursery & Crafts, Inc. currently operates 170 stores in fourteen states and is the largest United State chain (as measured by sales) of specialty retail stores devoted to the sale of lawn and garden products. Frank's is also a leading retailer of Christmas trim-a-tree merchandise, artificial flowers and arrangements, garden and floral crafts, and home decorative products.

Frank's Chief Executive Officer Steve Fishman commented, "We worked very hard to develop a plan that was acceptable to our bondholders, vendors, and mortgagees. I am pleased with the support we received from both our associates and our creditors in getting us to this point. We now begin a new era in recrafting Frank's future."

Any statements in this release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider.

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